Exhibit 10.9

AGREEMENT

This Agreement (the “Agreement”), entered into this 4th day of April 2008, is by and between Carey G. Birmingham, an individual (“Mr. Birmingham”), and Steven L. White, an individual (“Mr. White”).

Recitals

WHEREAS, Mr. Birmingham is the sole officer and director of United Restaurant Management, Inc., a Delaware corporation (the “Company”), a non-operating public shell company;

WHEREAS, Mr. Birmingham is the principal shareholder of the Company owning, directly or indirectly, 1,663,592 shares, or approximately 93.8%, of the outstanding common stock of the Company;

WHEREAS, Mr. White desires to assume control of the Company for the purpose of locating a suitable business combination for the Company to maximize the value of the Company for its shareholders; and

WHEREAS, Mr. Birmingham is willing to relinquish control of the Company to Mr. White pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual terms and conditions of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE I
Transaction

1.1           Issuance of Stock.  At Closing, Mr. Birmingham shall, as the sole director of the Company, authorize and cause the Company to issue 20,000,000 shares of its common stock to Mr. White and Mr. White shall pay $20,000 to the Company for such shares.  Such shares shall be issued pursuant to Rule 506 of Regulation D and Mr. White shall provide such information and documentation as shall be reasonably requested by the Company to comply with such exemption from registration, including, but not limited to, a Subscription Agreement in the form of Exhibit A attached hereto.

1.2           Appointment to Board.  Effective immediately following Closing, Mr. Birmingham shall increase the number of directors of the Company to two persons and shall appoint Mr. White as a director to fill the vacancy created by the increase in the number of directors as provided in the form of unanimous written consent by the Board of Directors of the Company (the “Written Consent”) attached hereto as Exhibit B-1.  Immediately upon acceptance by Mr. White as a director of the Company, Mr. Birmingham shall resign as a director and officer of the Company as provided in the form of resignation (the “Resignation”) attached hereto as Exhibit B-2.  Prior to Closing, Mr. Birmingham shall have the right to request information evidencing Mr. White’s qualifications to become a director and take control of the Company.

1.3           Sale of Shares.  At closing, Mr. White shall provide to Mr. Birmingham referrals of persons to whom Mr. Birmingham may sell the first 800,000 of the 1,600,000 shares owned directly or indirectly by him (the “Birmingham Shares”).  If Mr. Birmingham decides to sell such shares to such referrals, he shall sell 800,000 of the Birmingham Shares for an aggregate of $50,000.  Upon receipt of such $50,000, Mr. Birmingham agrees unconditionally to sell the remaining 800,000 shares to persons referred to him by Mr. White at the following times and for the following designated amounts:

a.           An aggregate of 400,000 of the Birmingham Shares for $100,000 not later than ten (10) business days following the date upon which the common stock of the Company is approved for quotation on the OTC Bulletin Board; provided that Mr. Birmingham agrees to sell such shares at an earlier date if Mr. White provides referrals to him for such sales; and

b.           An aggregate of 400,000 of the Birmingham Shares for $100,000 not later than ten (10) business days following the date upon which the Company closes a reverse acquisition with an operating entity, but in no event later than one year from the date of obtaining a trading symbol as provided in Section 1.3(a) above; provided that Mr. Birmingham agrees to sell such shares at an earlier date if Mr. White provides referrals to him for such sales.

Following the receipt by Mr. Birmingham of the $50,000 as set forth above, if the remaining 800,000 shares are not purchased as provided herein, the $50,000 shall be retained by Mr. Birmingham as liquidated damages and the following shall occur:  (i) the certificates representing the Birmingham Shares shall be returned to Mr. Birmingham; (ii) Mr. White shall appoint Mr. Birmingham as a director and shall immediately resign as a director and officer of the Company as provided in the form of the written consent and resignation set forth in Exhibit C attached hereto (iii) Mr. White shall cancel the 20,000,000 shares issued pursuant to Section 1.1 above; and (iv) any amount received by Mr. Birmingham in excess of the $50,000 shall be returned to the purchasers pro rata.

The purchase price for the Birmingham shares shall be placed in escrow and released pursuant to the terms of the Escrow Agreement.

1.4           General Release and Forgiveness of Debt.  Mr. Birmingham shall execute and deliver a general release and forgiveness of debt document (the “Release Document”), in the form set forth in Exhibit D attached hereto, which document shall forgive all debts owed by the Company to, or obligations of the Company to, Mr. Birmingham and any affiliated entities.  The Release Document shall be held pursuant to the terms of the Escrow Agreement.  The Release Document shall be effective immediately upon, but shall not be released until, receipt by Mr. Birmingham of the $50,000 as set forth in Section 1.3 above.

1.5           Payment of Company Debts.  Mr. Birmingham shall pay all outstanding debts of the Company owed to third parties through the Closing Date and not otherwise satisfied by the Release Document, except for those debts or obligations set forth in Schedule 1.5 attached hereto, which debts and obligations shall remain the obligation of the Company.  At Closing Mr. Birmingham shall provide reasonable evidence of payment of such debts and satisfaction of such obligations.

1.6           Termination of Agreement.  On or before the Closing, Mr. Birmingham shall obtain the termination of the Agreement dated September 24, 2007, between him and Mastodon Ventures, Inc. (the “Mastodon Agreement”), in the form of termination agreement set forth in Exhibit E attached hereto (the “Termination Agreement”), subject only to payment of $25,000, which Mr. Birmingham agrees to authorize for release pursuant to the Escrow Agreement from the first $50,000 received from the sale of the Birmingham Shares as set forth in Section 1.3 above.

1.7           Cancellation of Warrants.  Prior to or at Closing, Mr. Birmingham shall cancel each of the 30,000 warrants held by him (the “Birmingham Warrants”) and shall provide evidence of such cancellation at Closing.

1.8           Escrow of Funds, Shares, and Documents.  Prior to or at Closing Mr. White shall cause to be deposited $50,000 in escrow for the purchase of the Birmingham Shares as provide in Section 1.3 above.  Such funds shall be held in escrow pursuant to the terms of the Escrow Agreement, a copy of which is attached hereto as Exhibit F (the “Escrow Agreement”) and shall be released immediately upon receipt of notification of Mr. Birmingham’s decision to sell the Birmingham Shares.  In addition, prior to or at Closing, Mr. White shall deposit the stock certificate representing the 20,000,000 shares issued pursuant to Section 1.1 above, which shall be held pursuant to the terms of the Escrow Agreement in the event that the purchase price for the Birmingham shares is not paid as provided in Section 1.3 above.  In addition, prior to or at Closing, Mr. Birmingham shall deposit the stock certificates representing the Birmingham Shares, together with signature guaranteed stock powers therefor, to be held in escrow pursuant to the terms of the Escrow Agreement.

ARTICLE II
Closing

2.1           Closing Date.  The closing of this Agreement (the “Closing”) shall take place at the law offices of counsel for Mr. White, Ronald N. Vance, P.C., 1656 Reunion Avenue, Suite 250, South Jordan, Utah at 10:00 a.m., mountain time, on April 16, 2008, or as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE V of this Agreement, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”).  The parties are not required to attend the Closing in person but may be permitted to participate in the Closing by telephone, provided that the Closing documents and other items are delivered at or prior to Closing.  Documents or funds provided prior to the Closing shall be held in trust by counsel for Mr. White Agreement until delivered at Closing.

2.2           Deliveries upon Closing.  Prior to or at Closing the parties shall deliver or cause to be delivered the following documents or other items:

a.           Mr. Birmingham shall deliver the following to Mr. White or to the Escrow Agent, as applicable:

i.	A stock certificate representing the 20,000,000 shares issued to Mr. White pursuant to Section 1.1 above for delivery to the escrow agent as provide in the Escrow Agreement;

ii.	A copy of the Subscription Agreement as set forth in Exhibit A, duly accepted by the Company;

iii.	The duly executed Written Consent and Resignation as set forth in Exhibits B-1 and B-2;

iv.	The duly executed Release Document as set forth in Exhibit D;

v.	The duly executed Termination Agreement as set forth in Exhibit E;

vi.	A copy of the Escrow Agreement as set forth in Exhibit F duly executed by Mr. Birmingham;

vii.	The stock certificates representing the Birmingham Shares, together with an equal number of duly executed stock powers, to be delivered to the Escrow Agent as provided in the Escrow Agreement;

viii.	Evidence of cancellation of the Birmingham Warrants;

ix.	All the corporate and accounting books and records of the Company; and

x.	Such other documents or items reasonably requested by Mr. White.

b.           Mr. White shall deliver the following documents or funds to Mr. Birmingham or to the Escrow Agent, as applicable:

i.	The duly executed Subscription Agreement as set forth in Exhibit A;

ii.	Immediately available funds representing the $20,000 payable to the Company for the purchase of the 20,000,000 shares as provided in Section 1.1 above;

iii.           A copy of the Escrow Agreement as set forth in Exhibit F duly executed by Mr. White and the escrow agent designated therein;

iv.	Evidence of the deposit of $50,000 with the Escrow Agent pursuant to the Escrow Agreement;

v.	Evidence of the deposit of a duly executed and signature guaranteed stock power for the 20,000,000 shares;

vi.	Evidence of deposit pursuant to the Escrow Agreement of a duly executed written consent and resignation as set forth in Exhibit C; and

vii.	Such other documents or items reasonably requested by Mr. Birmingham.

ARTICLE III
Representations and Warranties of Mr. Birmingham

Mr. Birmingham represents and warrants to Mr. White as follows:

3.1           Ownership of Stock.  He is the beneficial owner and holder of the Birmingham Shares and, except for the  Mastodon Agreement, such shares are owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability.  Mr. Birmingham has full power and authority to dispose, assign, and transfer the Birmingham Shares in accordance with the terms hereof.  Except as provided in this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the Birmingham Shares.

3.2           Due Incorporation.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being owned, leased, operated and conducted.  The Company has no subsidiaries.

3.3           Capitalization.   The entire authorized capital stock of the Company consists of 110,000,000 shares, of which 100,000,000 are designated as common shares and of which 1,774,283 are issued and outstanding, and 10,000,000 authorized preferred shares, none of which are outstanding (the “Company Shares”).  No Company Shares are held in treasury.  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable.  There are no outstanding or authorized options, warrants (except for the Birmingham Warrants to be cancelled at Closing), purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  Other than the Company Shares, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  To the knowledge and reasonable belief of Mr. Birmingham, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

3.4           Financial Statements.  The Company’s financial statements for the years ended December 31, 2007 and 2006, copies of which have been furnished to Mr. White (the “Company Financial Statements”), have been prepared from, are in accordance with, and accurately reflect the books and records of the Company, and have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and fairly present the financial position and the results of operations and cash flows of the Company as of the times and for the periods referred to therein.  The Company Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.  The Company Financial Statements make full and adequate disclosure of, and provision for, all obligations and liabilities of the Company as of the times and for the periods referred to therein; provided that no provision for any adjustments have been made in the financial statements that might result from the failure of the Company as a “going concern.”

3.5           No Adverse Effect.  Except as reflected in the Company Financial Statements, since December 31, 2007, the Company has not suffered any material adverse effect.  For purposes of this Agreement, “material adverse effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of the Company.

3.6           Taxes.  All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Company, except as provided for in the Company Financial Statements, or have been incurred in the normal course of business of the Company since that date.  All tax returns of any kind required to be filed have been filed and the taxes paid, except for the year ended December 31, 2007.  There are no disputes as to taxes of any nature payable by the Company.

3.7           Litigation.  To the best knowledge and reasonable belief of Mr. Birmingham, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Company, or its assets, properties, or business, nor does Mr. Birmingham know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions.  In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Company is a party adverse to the Company or has a material interest adverse to the Company.

3.8           SEC Filings.  As of their respective filing dates, each and every filing made by the Company with the Securities and Exchange Commission (the “SEC”) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, to the knowledge of Mr. Birmingham did not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time such documents were filed and were timely filed with the SEC.  There is no other document or report required to be filed by the Company with the SEC that has not been filed and, with the exception of the transactions contemplated hereby, no event or transaction has occurred or is presently contemplated which is required to be disclosed by the Company in any filing with the SEC.

3.9           Undisclosed Liabilities.  The Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for liabilities set forth on the face of the balance sheet included with the Company Financial Statements (rather than in any notes thereto), except as set forth in Schedule 3.9 attached hereto.

3.10         Legal Compliance.  The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect.

3.11         Issuance of Shares.  The 20,000,000 shares of common stock of the Company to be issued to Mr. White upon receipt of the $20,000 as provided in Section 1.1 hereof, shall be deemed legally issued, fully paid and non-assessable outstanding shares of the Company.

3.12         Full Disclosure.  No representation or warranty by the Company contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE IV
Covenants

4.1           Access to Information.  Mr. White and his authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Company, and Mr. Birmingham shall cause the Company to furnish or cause to be furnished to Mr. White and his authorized representatives all information with respect to its affairs and business as Mr. White may reasonably request.  Mr. White shall hold, and shall cause his representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to Mr. White; (ii) becomes part of the public domain after disclosure through no fault of Mr. White; (iii) is known to Mr. White prior to disclosure; or (iv) is disclosed in accordance with the written consent of Mr. Birmingham.  In the event this Agreement is terminated prior to Closing, Mr. White shall, upon the written request of Mr. Birmingham, promptly return all copies of all documentation and information provided by the Company hereunder.

4.2           Actions Prior to Closing.  From and after the date of this Agreement and until the Closing Date, Mr. White shall cause the Company to carry on its business substantially in the same manner as heretofore, without any material changes to the Company.

4.3           Publicity.  The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

4.4           Expenses.  Each party to this Agreement shall bear his own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

4.5           Brokerage.  Each of the parties hereto represents that he has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.

4.6           SEC Filings.  Mr. Birmingham shall cause the Company to file all periodic and current reports required to be filed with the SEC for all periods after execution of this Agreement through the Closing Date.

4.7           Birmingham Shares.  From the date of this Agreement until the sale of all of the Birmingham Shares by Mr. Birmingham as provided in Section 1.3 above, Mr. Birmingham shall not otherwise bargain, sell, or encumber, or grant any other right to purchase, such shares in any manner.

4.8           Bank Accounts.  Prior to Closing Mr. Birmingham shall cause the Company to use any remaining funds in its bank accounts to pay any outstanding payables and thereafter to close such bank accounts.

4.9           Further Assurances.  At any time, and from time to time, after the date and Closing of this Agreement, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property interests transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

4.10         Mutual Indemnification.  Mr. Birmingham shall indemnify Mr. White for any loss, cost, expense, or other damage (including, without limitation, attorneys’ fees and expenses) suffered by him resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by Mr. Birmingham herein, and any claims arising from the operations of the Company prior to the Closing Date.  Mr. White shall indemnify and hold Mr. Birmingham harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys’ fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Mr. White herein, and any claims arising from the operations of the Company following the Closing Date.  The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement for a period of two years from the date of this Agreement.

ARTICLE V
Conditions to Obligations to Close

5.1           Conditions Precedent to Mr. White’s Obligations.  The obligations of Mr. White under this Agreement are subject to the satisfaction (or waiver by Mr. White) of the following conditions precedent on or before the Closing Date:

a.           Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of Mr. Birmingham contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

    b.           Compliance with Agreements and Covenants.  Mr. Birmingham shall have performed and complied in all material respects with all of his covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

c.           Documents.  Mr. White shall have received all of the agreements, documents and items specified in Section 2.2(a) hereof.

    d.           No Material Adverse Change.  At the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition, capitalization, or business of the Company since December 31, 2007.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a material adverse effect.

    e.           Actions or Proceedings.  No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

f.           Company Indebtedness and Outstanding Agreements.  On the Closing Date, all of the Company’s debts, accounts payables and liabilities, wither contingent or otherwise, shall be paid or satisfied in full, except as set forth in Schedule 1.5 hereof.  Except for this Agreement and as expressly disclosed herein, on the Closing Date the Company will not be a party to any material agreement.

    g.           No Shareholder Vote of the Company Required.  The transactions contemplated under this Agreement will not require the approval of the Company’s shareholders.

5.2           Conditions Precedent to Mr. Birmingham’s Obligations.  The obligations of Mr. Birmingham under this Agreement are subject to the satisfaction (or waiver by Mr. Birmingham) of the following conditions precedent on or before the Closing Date:

a.           Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of Mr. White contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

    b.           Compliance with Agreements and Covenants.  Mr. White shall have performed and complied in all material respects with all of his covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

c.           Documents.  Mr. Birmingham shall have received all of the agreements, documents and items specified in Section 2.2(b) hereof.

    d.           Actions or Proceedings.  No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI
Termination

6.1           Method of Termination.  This Agreement may be terminated at any time prior to Closing as follows:

a.	by mutual written consent of the parties hereto;

    b.           by Mr. Birmingham if (i) there has been a material misrepresentation, breach of warranty, or breach of covenant by Mr. White under this Agreement, or (ii) any of the conditions precedent of Closing set forth in Section 6(b) have not been met on or before the Closing Date, and, in each case, Mr. Birmingham is not then in material default of its obligations hereunder; or

    d.           by Mr. White if (i) there has been a material misrepresentation, breach of warranty, or breach of covenant by Mr. Birmingham under this Agreement, or (ii) any of the conditions precedent of Closing set forth in Section 5(a) have not been met on or before the Closing Date, and, in each case, the Mr. White Company is not then in material default of its obligations hereunder

6.2           Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof.  Any waiver effected pursuant to this Section 6.2 shall be binding upon all parties hereto.

ARTICLE VII
Miscellaneous Provisions

7.1           Notices.  All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below (or at such other address or facsimile number as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this Section) and shall be conclusively deemed to have been duly given when:

    (a)           Hand-delivered to the other party;

    (b)           Received when sent by facsimile at the number set forth below;

    (c)           The next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the party as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

    (d)           Three business days after mailing if mailed from within the continental United States by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties as set forth below.

Carey G. Birmingham
20022 Creek Farm
San Antonio, TX 78259
Fax:

Steven L. White
899 South Artistic Circle
Springville, UT 84663
Fax: (801) 489-6734

7.2           Default.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

7.3           Governing Law and Venue.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Utah (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the County of Salt Lake, State of Utah, and in no other place.

7.4           Partial Invalidity.  If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

7.5           Survival of Covenants, Etc.  All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of one year from the date of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the other party during such period.

7.6           Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

7.7           Binding on Successors.  This Agreement will be binding on, and will inure to the benefit of, the parties and to their respective heirs, legal representatives, successors, and assigns.

7.8           Headings.  The descriptive headings of the various sections and or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

7.9           Interpretation of Agreement.  This Agreement shall be interpreted and construed as if equally drafted by both parties hereto.

7.10         Exhibits and Schedules. Each of the exhibits and schedules referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

7.11         Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.  Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

7.12           Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the day and year first written above.

/s/ Carey G. Birmingham
Carey G. Birmingham

/s/ Steven L. White
Steven L. White

Exhibit D

General Release and Debt Forgiveness

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Carey G. Birmingham, an individual, for himself and for any entity owned or controlled by him (“Releasor”), does hereby remise, release, and forever discharge United Restaurant Management, Inc., a Delaware corporation  (“Releasee”), of and from all, and all manner of, actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever in law or equity, which Releasor ever had, now has, or which Releasor’s heirs, executors, administrators or personal representatives hereafter can, shall, or may have for or by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date of the execution of this release.

In addition, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Releasor hereby forgives and discharges any and all monies due and payable by the Releasee to Releasor, including, but not limited to, funds provided to the Releasee by the Releasor pursuant to the line of credit furnished by the Releasor to the Releasee.

Date:  April 11, 2008

/s/ Carey G. Birmingham
Carey G. Birmingham

Witnessed:

/s/ Lisa Stewart
Signature

Name: Lisa Stewart